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                                                                    Exhibit 3.27
                                                                  (as corrected)

                            CERTIFICATE OF FORMATION

                                       OF

                    GRANT PRIDECO PC COMPOSITES HOLDINGS, LLC

         This Certificate of Formation of Grant Prideco PC Composites Holdings, LLC (the "Company"), dated August 1, 2001, is being duly executed by the undersigned for the purpose of forming a Limited Liability Company pursuant to the Delaware Limited Liability Company Act.

         FIRST. The name of the limited liability company formed hereby is Grant Prideco PC Composites Holdings, LLC.

         SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 615 Dupont Highway, Dover, Delaware 19901, County of Kent.

         THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Capitol Services, Inc., 615 Dupont Highway, Dover, Delaware 19901, County of Kent.

         FOURTH. Grant Prideco PC Composites Holdings, LLC and all members thereof, by the purchase of interests therein, hereby specify, acknowledge and agree that all interests in Grant Prideco PC Composites Holdings, LLC are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware (the "UCC"), and pursuant to the terms of Section 8.103 of the UCC, such interests shall be "securities" for all purposes under such Article 8 and all other provisions of the UCC.

         IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has EXECUTED THIS Certificate of Formation as of the date first above written.



                                        --------------------------------------
                                        Philip A. Choyce, Authorized Person